Exhibit 10.20
FIFTH AMENDMENT TO LEASE

THIS FIFTH AMENDMENT TO LEASE (this “Amendment”) is entered into as of this 29th day of December, 2022, by and between BRE-BMR FLATIRON VII LLC, a Delaware limited liability company (“Landlord,” as successor-in-interest to GPIF 5777 Flatiron LLC and BMC Properties, LLC), and FRESH TRACKS THERAPEUTICS, INC., a Delaware corporation (“Tenant,” formerly known as Brickell Biotech, Inc.).

RECITALS

A.WHEREAS, Landlord and Tenant are parties to that certain Lease dated as of August 4, 2016 (the “Original Lease”), as amended by that certain First Amendment to Lease dated as of August 26, 2016, that certain Second Amendment to Lease dated as of January 19, 2017, that certain Third Amendment to Lease dated as of January 1, 2018 and that certain Fourth Amendment to Lease dated as of June 17, 2021 (the “Fourth Amendment”) (collectively, and as the same may have been further amended, amended and restated, supplemented or modified from time to time, the “Existing Lease”), whereby Tenant leases certain premises (the “Premises”) from Landlord at 5777 Central Avenue in Boulder, Colorado (the “Building”);

B.WHEREAS, Landlord and Tenant desire to extend the Term of the Existing Lease; and

C.WHEREAS, Landlord and Tenant desire to modify and amend the Existing Lease only in the respects and on the conditions hereinafter stated.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1.Definitions. For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Existing Lease unless otherwise defined herein. The Existing Lease, as amended by this Amendment, is referred to collectively herein as the “Lease.” From and after the date hereof, the term “Lease,” as used in the Existing Lease, shall mean the Existing Lease, as amended by this Amendment.

2.Fifth Amendment Extension Term. The Term of the Lease is hereby extended until, and the Expiration Date is hereby amended to mean, December 31, 2025. The period commencing at 12:00 noon on December 31, 2022, and ending on such amended Expiration Date shall be referred to herein as the “Fifth Amendment Extension Term.”

3.Base Rent. During the Fifth Amendment Extension Term, Base Rent shall be as set forth in the table below:

BioMed Realty form dated 5/10/22

Dates	Square Feet of Rentable Area	Base Rent per Square Foot of Rentable Area	Monthly Base Rent	Annual Base Rent

12/31/22 – 12/31/23	3,038	$28.00 annually	$7,088.67	$85,064.00
1/1/24 – 12/31/24	3,038	$28.84 annually	$7,301.33	$87,615.92
1/1/25 – 12/31/25	3,038	$29.71 annually	$7,521.58	$90,258.98

4.Condition of Premises. Tenant acknowledges that (a) it is in possession of and is fully familiar with the condition of the Premises and, notwithstanding anything contained in the Lease to the contrary, agrees to take the same in its condition “as is” as of the first day of the Fifth Amendment Extension Term, and (b) Landlord shall have no obligation to alter, repair or otherwise prepare the Premises for Tenant’s continued occupancy for the Fifth Amendment Extension Term or to pay for any improvements to the Premises, except as may be expressly provided in the Lease. Nothing in this Section shall take away from Landlord’s ongoing repair and maintenance obligations as expressly set forth in the Existing Lease.

5.Additional Insureds. With respect to the comprehensive general liability insurance policy required to be maintained by Tenant under Section 15(a) of the Original Lease, Tenant shall ensure that such policy names Landlord, BioMed Realty, L.P., and their respective officers, employees, directors, representatives, agents, general partners, members, subsidiaries, affiliates and lenders as additional insureds.

6.Option to Extend. Notwithstanding anything to the contrary, any options to renew or extend the Term that may have been granted to Tenant under the Existing Lease (including, without limitation, any such rights set forth in Article 31 of the Original Lease and/or Article 4 of the Fourth Amendment) are hereby deleted from the Lease in their entirety and shall no longer be of any further force or effect.

7.Expansion Rights. Any and all rights of first refusal, rights of first offer, expansion rights or other rights to lease any other rentable premises within the Building that may have been granted to Tenant under the Existing Lease (including, without limitation, the rights of first refusal set forth in Article 6 of the Fourth Amendment) are hereby deleted from the Lease in their entirety and shall no longer be of any further force or effect.

8.Cosmetic Alterations. Tenant may make strictly cosmetic changes to the Premises that do not require any demolition, permits or more than three (3) total contractors and subcontractors (“Cosmetic Alterations”) without Landlord’s consent; provided that (y) the cost of any Cosmetic Alterations does not exceed Five Thousand Dollars ($5,000) in any one instance, and (z) such Cosmetic Alterations are not reasonably expected to have any material adverse effect on the Premises and do not (i) require any structural or other substantial modifications to the Premises, (ii) require any changes to or adversely affect the Building systems, (iii) affect any portion of the Building that is exterior to the Premises or (iv) trigger any

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requirement under any federal, state, municipal and local laws, codes, ordinances, rules and regulations, that would require Landlord to make any alteration or improvement to the Premises or Building.

9.Electricity Submeter. In the event that Landlord, in Landlord’s sole and absolute discretion, desires to have electricity to the Premises submetered, Landlord shall install such submeter at Landlord’s sole cost and expense.

10.Tenant Access. During the Term of the Lease, Tenant shall, subject to force majeure and all of the terms, conditions and provisions of the Existing Lease, have access to the Premises and the parking facilities serving the Premises twenty-four (24) hours per day, seven
(7) days per week.

11.After-Hours HVAC. Landlord shall not charge Tenant any separate cost or fee for the provision of HVAC to the Premises outside of normal business hours; provided, however, that nothing in this Section shall relieve Tenant from Tenant’s obligations under the Lease with respect to utilities and Operating Expenses.

12.Telephone Closet. In the event that Tenant desires to access the telephone close located on the second (2nd) floor of the Building (the “Telephone Closet”), Landlord shall use commercially reasonable efforts to provide such access; provided, however, that Landlord shall be permitted to have a representative of Landlord present during any such access; provided, further, that Tenant shall not be permitted to (a) modify or alter any existing systems or equipment located in the Telephone Closet, or (b) install any new systems or equipment in the Telephone Closet, in each case without first procuring Landlord’s prior written consent (which Landlord may withhold in Landlord’s sole and absolute discretion).

13.Termination Option. Tenant shall have the one-time option to terminate the Lease (the “Termination Option”) effective as of June 30, 2023 (such date, the “Termination Date”), subject to the terms, conditions and provisions of this Article.

13.1The Termination Option is conditional upon Tenant delivering the following items to Landlord on or before April 30, 2023 (such date, the “Exercise Date”): (a) written notice of Tenant’s election to exercise the Termination Option (the “Termination Notice”) and (b) the Termination Fee (as defined below). Tenant shall not be deemed to have exercised the Termination Option unless and until Tenant has delivered to Landlord both the Termination Notice and the Termination Fee. Time shall be of the essence as to Tenant’s exercise of the Termination Option. Tenant acknowledges that it would be inequitable to require Landlord to accept any exercise of the Termination Option after the Exercise Date. Any attempted exercise of the Termination Option after the Exercise Date shall be void and of no force or effect.

13.2For purposes of this Article, the “Termination Fee” means an amount equal to the unamortized amount (as of the Termination Date) of all leasing commissions paid by Landlord in connection with this Amendment, with such amortization calculated on a straight line basis commencing on December 31, 2022 and ending on December 31, 2025.

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1.1If Tenant exercises the Termination Option in accordance with this Article on or before the Exercise Date, then the Lease shall terminate on the Termination Date and the Lease shall thereafter be of no further force or effect, except for those provisions that, by their express terms, survive the expiration or earlier termination of the Lease. In such event, Tenant shall surrender the Premises to Landlord on or before the Termination Date in accordance with all of the terms, conditions and provisions of the Lease.

14.Broker. Tenant represents and warrants that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Amendment, other than Dean Callan & Company, Inc. and CBRE, Inc. (collectively, “Landlord’s Broker”) and WWR Real Estate Services, LLC (“Tenant’s Broker”), and agrees to reimburse, indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord, at Tenant’s sole cost and expense) and hold harmless Landlord and its affiliates, employees, agents and contractors; and any lender, mortgagee, ground lessor or beneficiary (each, a “Lender” and, collectively with Landlord and its affiliates, employees, agents and contractors, the “Landlord Indemnitees”), for, from and against any and all cost or liability for compensation claimed by any such broker or agent, other than Landlord’s Broker or Tenant’s Broker, employed or engaged by it or claiming to have been employed or engaged by it. Tenant’s Broker is entitled to a leasing commission in connection with the making of this Amendment, and Landlord shall pay such commission to Tenant’s Broker pursuant to a separate agreement between Landlord and Tenant’s Broker.

Landlord represents and warrants that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Amendment, other than Landlord’s Broker and Tenant’s Broker, and agrees to reimburse, indemnify, save, defend (at Tenant’s option and with counsel reasonably acceptable to Tenant, at Landlord’s sole cost and expense) and hold harmless Tenant and its affiliates, employees, agents and contractors; and any lender, mortgagee, ground lessor or beneficiary, for, from and against any and all cost or liability for compensation claimed by any such broker or agent, other than Landlord’s Broker or Tenant’s Broker, employed or engaged by it or claiming to have been employed or engaged by it.

15.No Default. Tenant represents, warrants and covenants that, to the best of Tenant’s knowledge, Landlord and Tenant are not in default of any of their respective obligations under the Existing Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder. Landlord represents, warrants and covenants that, to the best of Landlord’s knowledge, Landlord and Tenant are not in default of any of their respective obligations under the Existing Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.

16.Notices. Notwithstanding anything in the Lease to the contrary, any notice, consent, demand, invoice, statement or other communication required or permitted to be given under the Lease shall be in writing and shall be given by (a) personal delivery, (b) overnight delivery with a reputable international overnight delivery service, such as FedEx, or (c) email transmission, so long as such transmission is followed within one (1) business day by delivery utilizing one of the methods described in (a) or (b). Any such notice, consent, demand, invoice, statement or other communication shall be deemed delivered (x) upon receipt, if given in

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accordance with subsection (a); (y) one business (1) day after deposit with a reputable international overnight delivery service, if given if given in accordance with subsection (b); or (z) upon transmission, if given in accordance with subsection (c). Tenant confirms that, notwithstanding anything in the Lease to the contrary, notices delivered to Tenant pursuant to the Lease should be sent to:

Fresh Tracks Therapeutics, Inc.
Attn: Mr. Andy Sklawer
5777 Central Avenue, Suite 102
Boulder, Colorado 80301
asklawer@brickellbio.com

17.Effect of Amendment. Except as modified by this Amendment, the Existing Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. In the event of any conflict between the terms contained in this Amendment and the Existing Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties.

18.Successors and Assigns. Each of the covenants, conditions and agreements contained in this Amendment shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns and sublessees. Nothing in this section shall in any way alter the provisions of the Lease restricting assignment or subletting.

19.Miscellaneous. This Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease, lease amendment or otherwise until execution by and delivery to both Landlord and Tenant.

20.Authority. Tenant guarantees, warrants and represents that the individual or individuals signing this Amendment on its behalf have the power, authority and legal capacity to sign this Amendment on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed. Landlord guarantees, warrants and represents that the individual or individuals signing this Amendment on its behalf have the power, authority and legal capacity to sign this Amendment on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed.

21.Attorneys’ Fees. Except as otherwise expressly set forth in the Lease, each party shall pay its own costs and expenses incurred in connection with the Lease and such party’s performance under the Lease; provided that, if either party commences an action, proceeding, demand, claim, action, cause of action or suit against the other party arising from or in

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connection with the Lease, then the substantially prevailing party shall be reimbursed by the other party for all reasonable costs and expenses, including reasonable attorneys’ fees and expenses, incurred by the substantially prevailing party in such action, proceeding, demand, claim, action, cause of action or suit, and in any appeal in connection therewith (regardless of whether the applicable action, proceeding, demand, claim, action, cause of action, suit or appeal is voluntarily withdrawn or dismissed).

22.Counterparts; Facsimile and PDF Signatures. This Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document. A facsimile or portable document format (PDF) signature on this Amendment shall be equivalent to, and have the same force and effect as, an original signature.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date and year first above written.

LANDLORD:

BRE-BMR FLATIRON VII LLC,
a Delaware limited liability company

By:	/s/ Kevin Simonsen
Name:	Kevin Simonsen
Title:	EVP, General Counsel & Secretary

TENANT:

FRESH TRACKS THERAPEUTICS, INC.,
a Delaware corporation

By:	/s/ Andy Sklawer
Name:	Andy Sklawer
Title:	President